Exhibit 4.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT VIVOPOWER PLC CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. OMISSIONS ARE DESIGNATED WITH [***]

Strictly Private & Confidential

28 May 2025
Urgent - acceptance required by
10:30 am on 28 May 2025 (New York time)

To the investor named in the attached Confirmation Letter (“you”, “Purchaser” or “investor”)

SUBSCRIPTION AGREEMENT

Private Placement of Ordinary Shares of

VivoPower International PLC

1.	Introduction

VivoPower International PLC, an English company (the “Company”) listed on The Nasdaq Capital Market, is pleased to invite you to participate in a private placement (the “Private Placement”) of new fully paid ordinary shares of US$0.12 par value each in the Company (the “New Shares”) at an issue price of US$6.05 per New Share (“Issue Price”).

This Private Placement is expected to raise up to aggregate gross proceeds of up to US$121,000,000.

The issuance of the New Shares is subject to the approval of the Company’s shareholders for the issuance and the Company to expand its business into digital asset-focused treasury and decentralised finance solutions (“Shareholder Approval”). The Company will convene a meeting of shareholders (“Shareholders Meeting”) within 21 days of the date of this letter to seek the Shareholder Approval.

In addition, the purchase of the New Shares by the Purchaser is conditioned upon this Agreement not having been validly terminated by the Purchaser due to (i) any material adverse change in the Company’s business or ordinary shares, including any delisting or suspension of the Company’s shares on Nasdaq; or (ii) any material non-performance by the Company of its obligations under this Agreement.

2.	Offer

You are offered to participate in the Private Placement, subject to the terms set out below in this subscription agreement (“this Agreement”).

The minimum subscription amount is US$1,000,000.

Please complete and return the Confirmation Letter and Registration Details, attached as Annexure A, by 10:30 am (New York time) 28 May 2025, indicating the number of New Shares you agree to purchase under the Private Placement.

Your payment in respect of the New Shares allocated to you is to be made in clear funds to the account specified in paragraph 12 of this Agreement and must be received by the Company at a date that is three Trading Days after Shareholder Approval has been obtained (the “Closing Date”); provided the Company has provided at least 2-Trading Days of notice to the Purchaser of the Shareholder Approval.

The New Shares will be issued by the Company’s US transfer agent, Computershare Inc., as soon as practicable after receipt of payment of your Subscription Amount (as set forth in Annexure A) in clear funds. The New Shares will be issued to you as a (DRS) restricted book entry.

3.	Use of proceeds

The Company intends to use the net proceeds from this Private Placement for accumulating XRP for its digital asset treasury, general working capital purposes and reduction of debt.

4.	Personal offer

The offer of New Shares to you on the terms and conditions set out in this Agreement is personal to you and you may not prior to settlement of the Private Placement assign, transfer, or in any other manner, deal with the New Shares, or your rights or obligations under this Agreement, without the prior written agreement of the Company.

5.	Restricted trading of New Shares in the United States

The New Shares have not been, and will not be, registered under the US Securities Act of 1933, as amended (the “Securities Act”) or under any US state securities laws. The New Shares may only be offered and sold in transactions exempt from, or not subject to, the registration requirements of the Securities Act and applicable US state securities laws. Accordingly, the New Shares are only being offered and sold outside the United States to non-US persons in “offshore transactions” in compliance with Regulation S under the Securities Act.

You agree that you are acquiring the New Shares for your own account and not with a view to the resale, distribution or other disposition thereof in violation of the registration requirements of US federal or state securities laws. You acknowledge that the New Shares will bear a customary restrictive legend as long as they remain restricted from trading in the United States.

If you decide to offer, sell, pledge or otherwise transfer all or any the New Shares, you acknowledge and agree that they may be offered, sold, pledged or otherwise transferred only:

(a)	to the Company, subject to compliance with applicable laws;

(b)	outside the United States to non-US persons in accordance with Rule 904 of Regulation S under the Securities Act provided that you will not offer or sell any New Shares to any non- US person which would result in an offer to the public in the United Kingdom within the meaning of sections 85(1) and 102B of the Financial Services and Markets Act 2000;

(c)	pursuant to an exemption from registration under the Securities Act;

(d)	in the United States after the 40-day distribution compliance period has expired as provided in Category 2 of Regulation S; and

(d)	in each case, in compliance with any applicable state securities laws of the United States, after, in the case of proposed transfers under sub-paragraph (c) or (d) above, you have furnished to the Company or its transfer agent an opinion of counsel of recognized standing or other evidence reasonably satisfactory to the Company to the effect that the proposed transfer may be made without registration under the Securities Act and any applicable state securities laws.

2

6.	Representations, warranties and agreements of the Purchaser

You represent, warrant, undertake and agree for the benefit of the Company that:

(a)	You are outside the United States, are not a US Person (as defined in Rule 902(k) under the Securities Act) and are not purchasing the New Shares for the account or benefit of a US Person.

(b)	If you are in the Abu Dhabi Global Market, you are a “professional client” (as defined in the Conduct of Business Rules, as issued by the Abu Dhabi Financial Services Regulatory Authority.

(c)	If you are in the United Kingdom, you are:

☐	a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation (EU) 2017/1129 (as amended), as it forms part of United Kingdom law by virtue of the European Union (Withdrawal) Act 2018 (as amended) (“UK Prospectus Regulation”); and

☐	within the categories of persons referred to in Article 19(5) (investment professionals) or Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended.

(d)	If you are in Australia, you are a “sophisticated investor” or “professional investor” as those terms are defined or used in sections 708(8) and 708(11) respectively of the Australian Corporations Act 2001 (“Australian Corporations Act”). In particular, you confirm that you are either:

☐	a “professional investor” as that term is defined in section 9 of the Australian Corporations Act (excluding paragraph (e) of that definition), or an investor who has or controls gross assets of at least A$10 million (including any assets held by an associate or under a trust that the investor manages); or

☐	an investor who, upon acceptance of this offer, has an aggregate investment of at least A$500,000 in the Company or an investor who has provided to the Company a certificate from a qualified accountant which is not more than 24 months old confirming their income and/or assets in accordance with section 708(8)(c) of the Australian Corporations Act.

(e)	If you are in Bermuda, you acknowledge that any communications received in relation to the Private Placement occurred from outside Bermuda.

(f)	If you are in Singapore, you:

☐	are an “institutional investor” or an “accredited investor” (as such terms are defined in the Securities and Futures Act 2001 of Singapore (“SFA”));

☐	will acquire the New Shares in accordance with applicable provisions of the SFA; and

☐	acknowledge that the offer of the New Shares is subject to the restrictions (including resale restrictions) set out in the SFA.

(g)	If you are in Switzerland, you are a “professional client” within the meaning of article 4(3) of the Swiss Financial Services Act (“FinSA”) or have validly elected to be treated as a professional client pursuant to article 5(1) of the FinSA.

(h)	You are not acquiring the New Shares with the purpose of selling or transferring the New Shares, or granting, issuing or transferring interests in them, in violation of the Securities Act or any applicable securities laws.

3

(i)	You are aware that publicly available information about the Company and its securities can be obtained from the U.S. Securities and Exchange Commission (“SEC”) (its website at: www.sec.gov).

(j)	You have had access to all information that you believe is necessary or appropriate in connection with your acquisition of the New Shares. You acknowledge and agree that you will not hold the Company or any of its affiliates responsible for any misstatements in, or omissions from, any information concerning the Company or the New Shares other than publicly available information published by the Company and the representations and warranties of the Company contained in this Agreement.

(k)	You have had an opportunity to ask questions of management of the Company and discuss the Company’s business, management and financial affairs with its management. You understand that such discussions, as well as any written information provided by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily a thorough or exhaustive description. Except as expressly set forth in this Agreement, the Company makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other than the Company. Some of such information may include projections as to the future performance of the Company, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond the Company’s control.

(l)	You have made and relied upon your own assessment of the New Shares and the Company and have conducted your own investigations with respect to the New Shares including, without limitation, the particular tax consequences of acquiring, owning or disposing of the New Shares in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

(m)	You have not relied on any investigation that the Company or any persons acting on its behalf may have conducted with respect to the New Shares. None of such persons has made any representation to you, express or implied, with respect to the New Shares.

(n)	You acknowledge that this Agreement does not constitute a securities recommendation and that the Company has not had regard to your particular objectives, financial situation and needs.

(o)	You acknowledge that an investment in the New Shares involves a degree of risk.

(p)	You have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of a purchase of the New Shares.

(q)	You have the financial ability to bear the economic risk of the investment in the New Shares.

(r)	You acknowledge that no disclosure document has been prepared in connection with the offer of the New Shares.

(s)	You have the power and capacity to enter into, and will perform, your obligations under this Agreement.

(t)	You have the funds available to pay for the New Shares for which you agree to purchase under the Private Placement and you will take the necessary steps to ensure that your payment in respect of the New Shares allocated to you is made in clear funds to the account specified in paragraph 12 of this Agreement and received by the Company by no later than the Closing Date.

4

(u)	You are entitled to acquire the New Shares under the laws of all the relevant jurisdictions which apply to you and you have fully observed such laws and obtained all governmental and other consents which may be required thereunder and complied with all necessary formalities and will pay any issue, transfer or other taxes due thereunder and that you have not taken any action which will or may result in the Company being in breach of the legal or regulatory requirements of any territory in connection with the Private Placement or your participation in the Private Placement.

(v)	if you are a financial intermediary, as that term is used in Article 5(1) of the UK Prospectus Regulation, the New Shares you agree to purchase under the Private Placement will not be acquired on a non-discretionary basis on behalf of, nor will they be subscribed with a view to their offer or resale to, persons in the United Kingdom other than “qualified investors” as defined in Article 2(e) of the UK Prospectus Regulation.

(w)	You acknowledge that time shall be of the essence as regards obligations pursuant to your participation in the Private Placement.

(x)	You acknowledge that the Company is entitled to, and will, rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements.

7.	Representations, warranties and agreements of the Company

The Company represents, warrants and covenants as follows:

(a)	Non-public information. As soon as possible following the settlement of the New Shares, the Company shall issue a press release or otherwise make public disclosure regarding the Private Placement via a filing with the SEC. After issuance of such press release or public disclosure, the Company warrants that you will not be in possession of any material non-public information respecting the Company. Further, except with respect to the material terms and conditions of the transactions contemplated by this Agreement, the Company covenants and agrees that neither it, nor any other person acting on its behalf will provide the undersigned or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the undersigned shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that the undersigned will be relying on the foregoing covenant in effecting transactions in securities of the Company. In addition, effective upon the filing of the press release of filing with the SEC, the Company acknowledges and agrees that any confidentiality or similar obligations under any agreement, whether written or oral, between the Company or any of its officers, directors, affiliates, employees or agents, on the one hand, and you or any of your affiliates, on the other hand, shall terminate.

(b)	Organization; Qualification. The Company is a corporation duly organized, validly existing and, in jurisdictions where such concept is recognized and has all requisite corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted and as currently proposed by management to be conducted.

(c)	Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform and consummate the transaction contemplated by it. This Agreement has been, and upon delivery of the New Shares, will be, duly executed and delivered by the Company and constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5

(d)	Consents and Approvals.

(i)	On the basis of the accuracy of the Purchaser’s representations and warranties set out above, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the actions contemplated herein do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any foreign, domestic, state or local governmental body, self-regulatory organization, court, agency, commission, official or regulatory or other authority.

(ii)	The execution, delivery and performance by the Company of this Agreement will not:

(A)	conflict with or result in any breach of any provision of the Company’s constitution; or

(B)	result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration or the creation or acceleration of any right or obligation under, or result in the creation of any encumbrance upon, any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, credit agreement, lease, license, permit, concession, contract, agreement or other instrument, understanding or obligation, whether written or oral, to which the Company is a party or by which any of its properties or assets may be bound; or

(C)	violate any judgment, order, writ, preliminary or permanent injunction or decree or any law applicable to the Company, or any of its properties or assets, except in the case of clauses (B) and (C) for violations, breaches, defaults, terminations, amendments, cancellations or accelerations that would not have a material adverse effect on the Company.

(e)	Disclosure. As at the date of this Agreement, there has been no material failure by the Company to comply with its disclosure obligations under U.S. securities laws.

8.	Limitation of liability

[***]

6

9.	Governing law and jurisdiction

This Agreement between the Company and you arising out of your acceptance of the terms of this offer shall be governed by the laws of England. The parties agree that all disputes arising under this Agreement shall be submitted to courts sitting in England.

10.	Entire agreement

Subject to this paragraph, upon acceptance of the offer by you the terms contained in this Agreement constitutes the entire agreement between the Company and you as to the Private Placement to the exclusion of all prior representations, understandings and agreements between the Company and you.

Any variation of the terms of this Agreement must be in writing signed by the Company and you.

However, the foregoing does not affect the enforceability of your commitment not to withdraw or amend your acceptance of the offer of New Shares and to be bound to subscribe for the New Shares.

11.	Notices

Any notice to be given relating to the offer of New Shares may be sent by pdf data file to the e-mail of the party to whom the notice is sent (as notified to the other party in writing) and will be deemed to have been given upon the successful transmission to the applicable e-mail address so long as an automatically generate message of delivery failure is not received by the sender.

In addition, any notice and service of process shall be deemed to have been duly given if personally delivered, sent by overnight courier or mailed:

(a)	if to the investor, addressed to investor at the email address set forth in Annexure A; and

(b)	if to the Company, addressed to:

VivoPower International PLC

[***]

Attn: [***], Chief Executive Officer

Email: [***]

12.	Settlement

You will be required to make full payment for your allocation of the New Shares to:

For payments up to USD1,000,000 originating in the UK.

[***]

For payments above USD1,000,000 or those originating outside the UK.

[***]

Any questions relating to settlement should be directed to [***], Chief Financial Officer of the Company or at email [***].

Yours faithfully,

VivoPower International PLC

[***]	Signature of director/company secretary
Signature of director

[***]	Name of director/company secretary (print)
Name of director (print)

7

Annexure A

Confirmation Letter and Registration Details

Reply to:	[***], VivoPower International PLC	Email:
[***]

Commitment to acquire Ordinary Shares

We refer to the subscription agreement, dated 28 May 2025, with VivoPower International PLC (“the Subscription Agreement”).

We confirm our irrevocable and unconditional undertaking to subscribe for our allocation upon the terms and conditions set out in the Subscription Agreement:

	Number of Ordinary Shares	Total Subscription Amount in US$
Allocation @ US$6.05 per share	20,000,000	121,000,000

In connection with participation as set out above, the undersigned hereby confirms (for the benefit of VivoPower International PLC) the various representations, warranties, indemnities and agreements contained in the Subscription Agreement.

Please note the following subscription and registration details:

Investor (full legal name): [***]

Contact Name: [***]

Address: [***]

Email: [***]

Phone: [***]

Details of Authorized Signatory

Signature: [***]	Date: 28th May 2025

Name: [***]

Title: [***]

This Confirmation Letter must be emailed to[***] by no later than 10:30 am (New York time) on 28 May 2025

8